Exhibit 99.2
Encore Capital Group, Inc. Announces Pricing of Upsized Senior Secured Notes Offering

SAN DIEGO, May 13, 2024 (GLOBE NEWSWIRE) -- Encore Capital Group, Inc. (Nasdaq: ECPG) (the “Company”) today announced the pricing of its offering of $500.0 million aggregate principal amount of 8.500% senior secured notes due 2030 (the “notes”), which was upsized by $100.0 million from $400.0 million, at an issue price of 100.000% in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons (within the meaning of Regulation S under the Securities Act).

The notes will be senior secured obligations of the Company, and will be fully and unconditionally guaranteed on a senior secured basis by substantially all material subsidiaries of the Company. The obligations of the Company and the guarantors will be secured, together with the Company’s other senior secured indebtedness, by substantially all of the assets of the Company and the guarantors. The notes will accrue interest at a rate of 8.500% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2024. The notes will mature on May 15, 2030 unless earlier repurchased or redeemed by the Company.

The Company intends to use the proceeds from this offering to repay drawings under its revolving credit facility (the "Global Senior Facility"), to pay certain transaction fees and expenses incurred in connection with the offering of the notes and for general corporate purposes. The Company currently intends to use borrowings under the Global Senior Facility or other available sources of financing to redeem its €350.0 million senior secured notes due 2025 on or about October 15, 2024.
The offer and sale of the notes have not been, and will not be, registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes nor will there be any sale of the notes in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer of the securities will be made only by means of a private offering memorandum.

Forward-Looking Statements
This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds and the terms of the notes being offered. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. Encore may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
Contact Information
Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com